Exhibit 99.1

Freescale Semiconductor Draws $460 Million

Under Its Revolving Credit Agreement

Austin, TX, October 24, 2008 – Freescale Semiconductor today announced it has received approximately $460 million by making a draw under its $750 million revolving credit facility under its Credit Agreement, which expires in 2012.

“We made this proactive financial decision to further enhance our liquidity and cash position,” said Alan Campbell, Senior Vice President and Chief Financial Officer. “This improves the company’s financial flexibility as we continue to execute our business plans.”

The company had cash and cash equivalents totaling approximately $1.3 billion at the third quarter ended September 26, 2008. The company’s revolving credit facility includes a $60 million commitment from Lehman Commercial Paper, Inc., which filed for bankruptcy on October 5, 2008. The company’s borrowing request was not honored by Lehman Commercial Paper.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations in more than 30 countries. Freescale is one of the world’s largest semiconductor companies with 2007 sales of $5.7 billion (USD). www.freescale.com

Investor Contact:

Mitch Haws

(512) 895-2454

mitch.haws@freescale.com

Media Contact:

Robert Hatley

(512) 996-5134

robert.hatley@freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. ©Freescale Semiconductor Inc. 2008.